EXHIBIT 99.1

Contact at 214/432-2000

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President & CFO

Robert S. Stewart

Executive Vice President

News for Immediate Release

Eagle Materials Elects Mary Ricciardello to Board of Directors

(DALLAS – April 15, 2020):  Eagle Materials Inc. (NYSE: EXP) announced today that Mary Ricciardello has been appointed to the company’s Board of Directors.  Ms. Ricciardello also serves as a director on the boards of Devon Energy and Noble Corporation, serving as the Audit Committee Chairperson on both boards.   Her previous board service includes seven years on the board of US Concrete.  Ms. Ricciardello enjoyed a distinguished career at Reliant Energy, where she served in key roles, including that of Chief Accounting Officer.

Mike Nicolais, Eagle’s Board chair, commented, “We are extremely pleased to have Mary join our Board.  Mary is a proven leader and will be a great complement to the strong leaders on our Board today.  The addition of Mary to the Board is also timely in that it provides additional flexibility in light of prospective Board needs as we plan for the separation of Eagle Materials into two publicly traded companies.”

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete, Sand and Aggregates, from more than 75 facilities across the US.  Eagle is headquartered in Dallas, Texas.

For additional information, contact at 214-432-2000

Michael Haack
President and CEO

D. Craig Kesler
Executive Vice President and CFO

Robert S. Stewart
Executive Vice President, Strategy, Corporate Development and Communications